Exhibit 10.21

TECHNICIAN SERVICES AGREEMENT

THIS TECHNICIAN/INSTALLER AGREEMENT (the “Agreement”) is entered into by and between Greenchek Technology Inc., a Nevada company (the “Company”) and NEVILLE MCLAREN (“Tech”), effective as of the 1st day of May, 2010 (the “Effective Date”). The Company and Tech are referred to in this Agreement collectively as the “Parties” and each of them is referred to individually as a “Party.”

RECITALS

WHEREAS, the Company is in the business of manufacturing, distributing, and installing an emissions reducing product and generally engaged in other related business activities (all such foregoing activities are collectively referred to as the “Company Business”);

WHEREAS, the Company desires to retain qualified technicians to perform maintenance and installation services for the Company;

WHEREAS, Tech desires to provide said services in accordance with the terms of this Agreement;

WHEREAS, Tech understands that during the course of conducting services under this Agreement, certain trade and business information proprietary to the Company, and which the Company considers confidential, may be provided to Tech;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the Company and Tech agree as follows:

AGREEMENT
1.0. CONTRACT
The Company hereby consults, engages, and contracts Tech, and Tech hereby accepts and agrees to such contract, subject to the general supervision and pursuant to the orders, advice, and direction of the Company. Tech shall perform such duties as are customarily performed by one holding such position, including but not limited to, providing maintenance and installation services and such other and related services and duties as may be assigned to Tech from time to time by the Company.

2.0. AT-WILL
Notwithstanding anything contained herein to the contrary, Tech is contracted on an “at will” basis, which means that Tech’s contract may be terminated at any time with or without cause or notice. Nothing in this Agreement is intended to create any promise, representation, guarantee, or expectation of continued contract service.

3.0. TERM OF AGREEMENT
The term of this Agreement is for the twelve month period, which is from the Effective Date.

DUTIES
4.0. GENERAL DUTIES
Tech shall have duties, responsibilities and obligations as established by the Company or are generally required of persons in similar positions. This Agreement is not a comprehensive listing of all of the activities that may, from time to time, be assigned to Tech by the Company.

4.1. PERFORMANCE
To the best of his/her ability and experience, Tech will at all times during the term of this Agreement loyally and conscientiously perform all duties, and discharge all responsibilities and obligations, required of and from him/her pursuant to the express and implicit terms hereof.

COMPENSATION

5.0. PAY PLAN AND COMPENSATION
Tech shall be compensated through the issuance of one million one hundred fifty thousand (1,150,000) free trading shares of the Company’s common stock, registered under S-8. The Shares, when issued to Tech, will be duly authorized, validly issued and outstanding, fully paid and non-assessable and will not be subject to any liens or encumbrances. Securities shall be issued to Tech in accordance with a mutually acceptable plan of issuance as to relieve securities or Tech from restrictions upon transferability of shares in compliance with applicable registration provisions or exemptions.

5.1. EXPENSES
Company will reimburse Tech for reasonable travel and other related expenses incurred by Tech in the furtherance of the performance of Tech’s duties hereunder.

TERMINATION OF AGREEMENT

6.0. Tech agrees and acknowledges that his/her contractual relationship with the Company may be terminated at any time, with or without good cause or for any or no cause, at his/her option or at the option of the Company, with or without notice. Tech further agrees and acknowledges that if this Agreement is terminated for any reason whatsoever prior to the expiration of the term of the Agreement set forth in paragraph 3 above, Tech will forfeit all incentives and compensation not yet received.

6.1. Tech acknowledges that he/she has received and has read the Company’s policies and procedures applicable to Tech and that he/she understands such policies and procedures.

6.2. Tech agrees that, upon the termination or expiration of this Agreement, Tech shall immediately return to the Company all property of the Company in Tech’s possession, use or control, including technician tools, inventory and equipment, and all originals and any and all copies of any files, documents, computer disks, works, keys, codes and materials containing or allowing access to any Confidential Information (as that term is defined in paragraph 7.1 below) of the Company or any third party. Tech shall not remove, or cause or permit the removal, from the Company’s facilities, or any unauthorized destruction of, any originals or copies of any files, documents, works and other materials containing any Confidential Information of the Company or any third party. Tech is solely responsible for any and all costs to replace or repair lost, stolen, damaged, or neglected equipment, tools and Company property as well as cost to restock, replenish, and any shipping, stocking, or general expenses incurred due to loss.

CONFIDENTIALITY/NON-DISCLOSURE

7.0. DEFINITION OF CONFIDENTIAL INFORMATION
As used in this Agreement, the term “Confidential Information” includes any information and data of a confidential or proprietary nature including, by way of example but without limitation, patents, copyrights, trade secrets, know how, computer programs, processes, methods, plans, forecasts, pay scales, commission scales, pricing information, licensing information, business information, product information, financial information, marketing information, sales information, employee names, customer names and lists, supplier names and lists, business contacts, business opportunities and the like. Tech acknowledges that all Confidential Information is a valuable asset of the Company. Tech agrees that all Confidential Information is and will continue to be the exclusive property of the Company whether or not prepared in whole or in part by Tech, and whether or not disclosed to Tech or entrusted to his/her custody in connection with his/her relationship with the Company. Tech agrees that if he/she at any time has questions as to what comprises Confidential Information, he/she will consult with an officer of the Company.

7.1. NON-DISCLOSURE AND NON USE OBLIGATIONS
Tech (a) shall hold the Company’s Confidential Information in strict confidence, (b) shall not disclose such Confidential Information to any third party for any purpose except to the extent that such disclosure or use is directly related to and required by Tech’s performance of duties assigned to Tech by the Company, and (c) shall deliver immediately to the Company upon its request all Confidential Information in the possession of Tech.

NON-SOLICITATION

8.0. NON-SOLICITATION OF CUSTOMERS, CLIENTS, AND ACCOUNTS
Tech agrees that during the term of this Agreement and for a period of two (2) years after the expiration or termination of this Agreement for any reason whatsoever, whether by the Company or Tech, and whether with or without cause or notice, Tech will not contact, call on, or solicit business or sales, for the same or similar products or services as provided by the Company, from any customer, client, or account of the Company with which Tech has had any direct or indirect contact during the course of his/her relationship with the Company.

8.1. NON-SOLICITATION OF EMPLOYEES AND INDEPENDENT CONTRACTORS
Tech agrees that during the term of this Agreement and for a period of two (2) years after the expiration or termination of this Agreement for any reason whatsoever, whether by the Company or Tech, and whether with or without cause or notice, Tech will not (a) solicit, induce, entice or attempt to solicit, induce, or entice any corporate technician, regional manager, lead technician, technician, sales representative, independent contractor, service technician, employee, or representative of the Company to terminate his/her relationship with the Company, or in any way interfere adversely with the relationship between any such person and the Company; or (b) solicit, induce, entice or attempt to solicit, induce, or entice any corporate technician, regional manager, lead technician, technician, sales representative, independent contractor, service technician, employee, or representative of the Company to work for, render services to, provide advice to, or supply Confidential Information of the Company to any third person, firm, company, or corporation.

8.2. INDIRECT SOLICITATION/DISCLOSURE
Tech will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by this Agreement, if such activity were carried out by Tech.

9.0. REMEDIES
Tech acknowledges that his/her breach of paragraphs 7 and/or 8 of this Agreement will cause irreparable harm to the Company and that upon such event, the Company shall be entitled to the entry of a temporary restraining order and permanent injunction by any court of competent jurisdiction to prevent breach or further breach of this Agreement, in addition to any other remedy available to the Company at law or in equity. Further, in the event it is determined that Tech is in violation of his/her obligations under paragraphs 7 and/or 8 of this Agreement, Tech acknowledges and agrees that the term of the nondisclosure and nonsolicitation provisions in paragraphs 7 and 8 shall be extended for the same period of time Tech was in violation of such provisions, in addition to any other remedy available to the Company at law or in equity.

9.1. ACKNOWLEDGEMENT
Tech acknowledges that the covenants in paragraphs 7 and 8 are reasonable and necessary to protect the Company’s legitimate interest in its Confidential Information and goodwill. Tech further acknowledges that the covenants in paragraphs 7 and 8 are not so broad as to prevent Tech from earning a livelihood or from practicing Tech’s chosen profession after termination or expiration of this Agreement. Tech also acknowledges that these provisions shall remain enforceable after the termination of this Agreement by either Party for any reason and regardless of any actual or alleged breach by the Company in connection with such termination.

9.2. BLUE PENCIL DOCTRINE
If any of the provisions of paragraphs 7 or 8 are in excess of what is valid and enforceable under applicable law, then such provision shall be enforced to the maximum extent permissible. Tech acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

10.0 NO CONFLICTING OBLIGATION
Tech represents to the Company that he/she is not subject to or a party to any employment agreement, non-competition, non-solicitation, or non-disclosure covenant, or any other agreement, covenant, or understanding which would prohibit or restrict him/her from fully performing the duties described under this Agreement. Tech further agrees that during the term of this Agreement, he/she will not improperly use, disclose, or induce the Company to use any confidential or proprietary information or trade secrets of any former employer or other person or entity. Tech further agrees that he/she will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information or trade secrets belonging to any such employer, person or entity unless consented to in writing by both the Company and such employer, person or entity. Tech has not entered into and will not enter into any agreement, either written or oral, which is in conflict with this Agreement.

MISCELLANEOUS
11.0 SEVERABILITY
If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

11.1 ATTORNEYS’ FEES
In the event of any action at law or equity to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees and court costs in addition to any other relief to which such Party may be entitled.

11.2 GOVERNING LAW
This Agreement shall be interpreted, construed, governed and enforced according to the laws of the state of Nevada without regard to choice of law principles. Any action or suit regarding the enforcement of this Agreement must be brought in a court located in the state of Nevada. Both Parties hereby waive any objection to jurisdiction and venue.

11.3 SUCCESSORS AND ASSIGNS
The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is for the unique personal services of Tech, and Tech shall not be entitled to assign any of his/her rights or obligations hereunder.

11.4 ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and the contract of Tech by the Company. This Agreement can be amended or modified only in writing signed by Tech.

11.5 COUNTERPART AND FACSIMILES
This Agreement may be executed in counterparts and by facsimile, each of which shall be considered one and the same agreement.

11.6 HEADINGS
The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

NOTICE: THIS AGREEMENT CONTAINS RESTRICTIVE COVENANTS. TECH IS ENCOURAGED TO CONSULT HIS/HER LEGAL COUNSEL FOR ADVICE.

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the Effective Date.

COMPANY:
GREENCHEK TECHNOLOGY INC.

SIGNATURE: /s/ Lincoln Parke
NAME & TITLE: Lincoln Parke, President

TECHNICIAN
PRINTED NAME:
Neville McLaren

DATE: May 1, 2010

SIGNATURE:  /s/ Neville McLaren